Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Highland Hospitality Corporation:

We consent to the use of our report dated February 28, 2004, with respect to the consolidated balance sheet of Highland Hospitality Corporation and subsidiaries as of December 31, 2003, and the related consolidated statements of operations, owners’ equity, and cash flows for the period from December 19, 2003 to December 31, 2003, and the related financial statement schedule III - Real Estate and Accumulated Depreciation as of December 31, 2003, and with respect to the balance sheet of Portsmouth Hotel Associates, LLC, accounting predecessor to Highland Hospitality Corporation, as of December 31, 2002 and the related statements of operations, owners’ equity, and cash flows for the period from January 1, 2003 to December 18, 2003 and for each of the years in the two-year period ended December 31, 2002; our report dated December 3, 2004 with respect to the balance sheets of Brentwood BWI, LLC as of December 31, 2003 and 2002 and the related statements of operations, members’ capital, and cash flows for each of the years in the three-year period ended December 31, 2003; our report dated September 17, 2004 with respect to the combined balance sheets of the Residence Inn by Marriott Tampa Downtown and Courtyard by Marriott Savannah Historic District as of December 31, 2003 and 2002, and the related combined statements of operations, net assets and cash flows for each of the years in the three-year period ended December 31, 2003; our report dated September 15, 2004 with respect to the balance sheets of the Omaha Marriott as of January 2, 2004 and January 3, 2003, and the related statements of operations, net assets, and cash flows for the fiscal years then ended; and our report dated June 18, 2004 with respect to the combined balance sheets of the Dallas/Ft. Worth Airport Marriott as of January 2, 2004 and January 3, 2003, and the related combined statements of operations, net assets, and cash flows for each of the fiscal years in the three-year period ended January 2, 2004, incorporated by reference herein.

Our report dated February 28, 2004, with respect to the consolidated financial statements of Highland Hospitality Corporation and subsidiaries includes an explanatory paragraph that states that effective December 19, 2003, Highland Hospitality Corporation acquired all of the outstanding equity interests of its predecessor in a business combination accounted for as a reorganization of entities under common control with respect to the interests acquired from Barcelo Crestline Corporation and acquisition of minority interests recorded at fair value from third parties. As a result of the acquisition, the consolidated financial information for the period after the acquisition is presented on a different cost basis than for the periods before the acquisition and, therefore, is not comparable.

/s/ KPMG LLP

McLean, Virginia

December 16, 2004